Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-131584, No. 333-186463 and No. 333-103923 on Form S-8 of our report dated June 7, 2019, relating to the financial statements and supplemental schedule of BP Employee Savings Plan appearing in this Annual Report on Form 11-K of BP Employee Savings Plan for the year ended December 31, 2018.

DELOITTE & TOUCHE LLP

Houston, Texas

June 7, 2019